U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     LARUS                            JOHN                 B.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   2695 Farmington Lane
--------------------------------------------------------------------------------
                                    (Street)

   Powhatan, Virginia 23139
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Central Virginia Bankshares, Inc. ("CVBK")
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

     February 5, 2003
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                  6.
                                                               4.                              5.               Owner-
                                                               Securities Acquired (A) or      Amount of        ship
                                                  3.           Disposed of (D)                 Securities       Form:     7.
                                                  Transaction  (Instr. 3, 4 and 5)             Beneficially     Direct    Nature of
                     2.             2a. Deemed    Code         ------------------------------- Owned Following  (D) or    Indirect
1.                   Transaction    Execution     (Instr. 8)                   (A)             Reported         Indirect  Beneficial
Title of Security    Date           Date, if any  ------------     Amount      or     Price    Transaction(s)   (I)       Ownership
(Instr. 3)           (mm/dd/yy)     (mm/dd/yy)     Code     V                  (D)             (Instr. 3 and 4) (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          2/5/03                        P               1,000       A      $16.00   25,309.2065       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                         12,600       I         By wife
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                2.                                                                                        Deriv-    of
                Conver-                        5.                              7.                         ative     Deriv-   11.
                sion   2a.                     Number of                       Title and Amount           Secur-    ative    Nature
                or     Deemed                  Derivative    6.                of Underlying     8.       ities     Secur-   of
                Exer-  Execution      4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                cise   Date   3.      Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                Price  if     Trans-  action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.              of     any    action  Code     of(D)         (Month/Day/Year)            Amount  ative    Following In-      ficial
Title of        Deriv- (Month Date    (Instr.  (Instr. 3,    ----------------            or      Secur-   Reported  direct   Owner-
Derivative      ative  Day/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Trans-    (I)      ship
Security        Secur- Year)  Day/    ------   ------------  Exer-    tion               of      (Instr.  actions   (Instr.  (Instr.
(Instr. 3)      ity           Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      (Instr. 4) 4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


/s/Thomas R. Thornton, Jr.
Power of Attorney for John B. Larus                         February 7, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2